UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2016

TRIUMPH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12235	51-0347963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

899 Cassatt Road, Suite 210		19312
Berwyn, Pennsylvania		(Zip Code)
(Address of principal executive offices)

(610) 251-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
Triumph Group, Inc. (the “Company”) is filing this Current Report on Form 8-K to recast certain previously reported amounts to conform with the segment reporting changes made in connection with realignment of our organizational structure, with respect to the financial information contained in our Annual Report on Form 10-K for the year ended March 31, 2106 (the “2016 Form 10-K”).
In April 2016, we announced a change in our organizational structure as part of our transformation strategy to operate as One Triumph Team and to leverage our scale in support of delivering predictable profitability. During the first quarter of fiscal year 2017, which commenced on April 1, 2016, the Company’s chief operating decision maker requested changes in the information that he regularly reviews for purposes of allocating resources and assessing performance. As a result, beginning in fiscal year 2017, we report our financial performance based on our new segments – Integrated Systems, Aerospace Structures, Precision Components and Product Support – and analyze Adjusted EBITDA as the measure of segment profitability. We provided a brief description of the new reporting structure in a press release issued on May 4, 2016. Exhibit 99.1 to this Current Report on Form 8-K repeats that description, followed by the impact on the Company’s historical segment results for fiscal years 2016 and 2015, here within.
The information included in this Current Report on Form 8-K is presented for informational purposes only in connection with the reporting changes described above and does not amend or restate our audited consolidated financial statements, which were included in the 2016 Form 10-K. This Current Report Form 8-K does not reflect events occurring after we filed the 2016 Form 10-K and does not modify or update the disclosures therein in any way, other than to illustrate the realignment of our organizational structure as described above. For developments subsequent to the filing of the 2016 Form 10-K, refer to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Release of Historical Financial Information Under New Segments.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 29, 2016	TRIUMPH GROUP, INC.

		By:	/s/ Thomas A. Quigley, III
Thomas A. Quigley, III
Vice President and Controller

TRIUMPH GROUP, INC.
CURRENT REPORT ON FORM 8-K
EXHIBIT INDEX

Exhibit No.	Description

99.1	Release of Historical Financial Information Under New Segments.